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                                                                EXHIBIT 99.1


            [LETTERHEAD OF VASCO DATA SECURITY INTERNATIONAL, INC.]

                                __________, 1997

Dear VASCO Corp. Stockholder:

     VASCO Corp. has organized a new corporation, VASCO Data Security International, Inc., to effect a reorganization through an exchange of securities. VASCO Corp.'s Board of Directors believes that the reorganization will facilitate efforts to raise capital in the future and, if successful in the raising capital, intends to apply for listing of common stock of the new company on the Nasdaq Stock Market system. Of course, there can be no assurance that the capital-raising efforts or the listing of the common stock will be successful.

     In the Exchange Offer, VASCO Data Security International, Inc. is offering to exchange its securities for your VASCO Corp. securities and a release of any and all potential claims against Current VASCO and its predecessor entities arising out of or related to "Corporate Matters" (defined in the enclosed Prospectus).

     THE BOARD OF DIRECTORS OF VASCO CORP. HAS UNANIMOUSLY APPROVED THE EXCHANGE OFFER AND BELIEVES THAT THE EXCHANGE OFFER IS IN THE BEST INTEREST OF VASCO CORP. The directors and their families own in the aggregate 63% and 11% of VASCO Corp.'s Common Stock and Series B Preferred Stock, respectively. They also own options and warrants for VASCO Corp. Common Stock. They plan to exchange their securities and grant releases in the Exchange Offer.

     THE ENCLOSED PROSPECTUS CONTAINS INFORMATION ABOUT THE EXCHANGE OFFER AND THE COMPANIES. YOU SHOULD CAREFULLY STUDY THE DOCUMENT.

     If you decide to participate in the Exchange Offer, you must execute the enclosed Letter of Transmittal and Release and deliver it with your stock certificates, prior to 5:00 p.m., Chicago time, on ____________, 1997 (unless the date is extended) to Illinois Stock Transfer Company, 223 West Jackson Boulevard, Suite 1210, Chicago, Illinois 60606.

     If you have any questions regarding the Exchange Offer, please call me or in my absence Gregory T. Apple (630) 932-8844. If your questions are about the mechanics of exchanging your shares, please call the Exchange Agent, Illinois Stock Transfer Company at (312) 427-2953.

                                        Sincerely,


                                        T. Kendall Hunt
                                        Chairman, President and
                                        Chief Executive Officer